Exhibit 10.2

AMENDMENT TO EMPLOYMENT AGREEMENT

This document is to amend the Employment Agreement (the “Agreement”), entered into as of July 16, 2007, by and between DaVita Inc. (“Employer”) and Patricia Jones (“Employee”).

WHEREAS, Employee has voluntarily resigned her employment;

WHEREAS, Employee has asked to remain employed to assist in the transition of her duties; and

WHEREAS, Employer agrees that it is in both parties best interest that Employee remains employed so long as she waives her right to certain benefits and so long as she performs her duty in a satisfactory and productive manner.

THEREFORE, effective February 21, 2008, the parties agree to amend the Agreement as follows:

Section 1. July 16, 2007 Agreement. The July 16, 2007 Employment Agreement is rendered null and void, and, in exchange for Employer’s agreement to allow her to remain employed, Employee waives any and all rights to any benefits set forth within that Agreement.

Section 2. Employment and Duties.

2.1 Duties. Employer agrees to continue employing Employee as Chief People Officer. Employee shall perform the duties of Chief People Officer, although that title is subject to change in the sole discretion of the Chief Executive Officer, or any additional or different duties or jobs as the Company deems appropriate. Employee agrees to devote substantially all of her time, energy, and ability to the business of Employer on a full-time basis and shall not engage in any other business activities during the term of this Agreement, provided however, Employee may pursue normal charitable activities so long as such activities do not require a substantial amount of time and do not interfere with her ability to perform her duties. Employee agrees that she shall not serve on the board of directors of any not-for-profit or for-profit company without the express written approval of the Chief Executive Officer or the Board of Directors. Employee shall at all times observe and abide by the Employer’s policies and procedures. Nothing herein, however, shall be construed as preventing her from looking for other employment.

2.2 Location of Work. While Employee may work remotely, she is required to travel to Employer’s El Segundo headquarters sufficiently enough to demonstrate to Employer, in its discretion, that she is performing her duties and providing the right leadership to the Company.

2.3 Employment Is At-Will. Employee’s employment with Employer is ‘at will’ and is terminable by Employer or by Employee at any time and for any reason or no reason, subject to the notice requirements set forth below. Employee or Employer may terminate the relationship at any time with thirty (30) days’ notice. If Employer terminates Employee’s employment or if Employee resigns from Employer, Employee shall (i) be entitled to receive the base salary and benefits as set forth in Section 2.1 and

Section 2.2, respectively, through the effective date of such termination and (ii) not be entitled to receive any other compensation, benefits, or payments of any kind, except as otherwise required by law or by the terms of any benefit or retirement plan or other arrangement that would, by its terms, apply.

2.4 Termination for Material Cause. Employer may terminate Employee’s employment without advanced notice for Material Cause (as defined below). Upon termination for Material Cause, Employee shall (i) be entitled to receive the Base Salary and benefits as set forth in Section 2.1 and Section 2.2, respectively, through the effective date of such termination and (ii) not be entitled to receive any other compensation, benefits, or payments of any kind, except as otherwise required by law or by the terms of any benefit or retirement plan or other arrangement that would, by its terms, apply. For purposes of this Section, “Material Cause” shall mean any of the following: (i) conviction of a felony or plea of no contest to a felony; (ii) any act of fraud or dishonesty in connection with the performance of his duties; (iii) repeated failure or refusal by Employee to follow policies or directives reasonably established by the Chief Executive Officer of Employer or his/her designee that goes uncorrected for a period of ten (10) consecutive days after written notice has been provided to Employee; (iv) a material breach of this Agreement; (v) any gross or willful misconduct or gross negligence by Employee in the performance of his duties; (vi) egregious conduct by Employee that brings Employer or any of its subsidiaries or affiliates into public disgrace or disrepute; (vii) an act of unlawful discrimination, including sexual harassment; (viii) a violation of the duty of loyalty or of any fiduciary duty; or (ix) exclusion or notice of exclusion of Employee from participating in any federal health care program.

2.5 Signature Authority. Employee shall not have the authority to enter into any contracts or other agreements on behalf of the Company or that bind the Company in anyway, including, but not limited to, contracts concerning leases.

Section 3. Compensation. In consideration of the services to be performed by Employee hereunder, Employee shall receive the following compensation and benefits:

3.1 Base Salary. Employer shall pay Employee a base salary of $350,000 per annum, less standard withholdings and authorized deductions. Employee shall be paid consistent with Employer’s payroll schedule.

3.2 Benefits. Employee and/or her family, as the case may be, shall be eligible for participation in and shall receive all benefits under Employer’s health and welfare benefit plans (including, without limitation, medical, prescription, dental, disability, and life insurance) under the same terms and conditions applicable to most executives at similar levels of compensation and responsibility.

3.3 Performance Bonus.

(a) For her work in 2007 only, Employee shall be eligible to receive a discretionary performance bonus (the “Bonus”) between zero and $250,000, payable in a manner consistent with Employer’s practices and procedures. The Bonus is to be paid as follows. Upon the completion of certain agreed upon projects – whether the projects have been completed will be determined by the Company — Employer shall pay Employee a partial Bonus in the amount of $62,500, less standard deductions and authorized withholdings. Then, if Employee is still employed on the one year anniversary of her hire date, Employer will pay Employee at least an additional $62,500, less standard deductions and authorized withholdings.

(b) Employee must be employed by Employer on the date any Bonus is paid to be eligible to receive such Bonus and, if Employee is not employed by Employer on the date any Bonus is paid for any reason whatsoever, Employee shall not be entitled to receive such Bonus.

3.4 Equity Awards. Employee hereby waives any and all rights to any grant of stock-settled Stock Appreciations Rights and Restricted Stock Units and agrees to sign any further documentation regarding her waiver.

3.5 Indemnification. Employer agrees to indemnify Employee against and in respect of any and all claims, actions, or demands, to the extent permitted by the Company’s By-laws and applicable law.

3.6 Reimbursement. Employer also agrees to reimburse Employee in accordance with Employer’s reimbursement policies for reasonable travel and entertainment expenses, including for trips to California, as well as other business-related expenses, incurred in the performance of her duties hereunder.

3.7 Changes to Benefit Plans. Employer reserves the right to modify, suspend, or discontinue any and all of its health and welfare benefit plans, practices, policies, and programs at any time without recourse by Employee so long as such action is taken generally with respect to all other similarly-situated peer executives and does not single out Employee.

Section 4 Certain Covenants of Executive.

4.1 Covenant Not to Compete:

(a) Employee agrees that during the term of her employment and for the twelve-month period following the termination of her employment for any reason (whether voluntary or involuntary), Employee shall not, as an employee, independent contractor, consultant, member of a board of director, or in any other form, provide any of the same or similar services that Employee performed during her employment with Employer for any other individual, partnership, limited liability company, corporation, independent practice association, management services organization, or any other entity (collectively, “Person”) that provides dialysis or vascular access services, nephrology practice management, pharmaceuticals related to dialysis, kidney disease management services, or home infusion therapy anywhere within the United States.

(b) Employee agrees that during the term of her employment and for the twelve-month period following the termination of her employment for any reason (whether voluntary or involuntary), Employee shall not own, manage, control, operate, invest in, acquire an interest in, or otherwise engage in, act for, or act on behalf of any Person (other than Employer) that provides dialysis or vascular access services, nephrology practice management, pharmaceuticals related to dialysis, kidney disease management services, or home infusion therapy anywhere within the United States.

(c) Notwithstanding anything set forth herein, Employee shall not be prohibited from being employed by any Person that provides dialysis or vascular access services, nephrology practice management, pharmaceuticals related to dialysis, kidney disease management services, or home infusion therapy so long as such services constitutes no more than 5% of that business’s total business operations and so long as Employee has no authority over, responsibility for, oversight of, connection with, or involvement in anyway in the dialysis or vascular access services, nephrology practice management, pharmaceuticals related to dialysis, kidney disease management services, or home infusion therapy provided by that business.

(d) Employee acknowledges and agrees that the geographical limitations and duration of this covenant not to compete are reasonable. In particular, Employee agrees that her position is national in scope and that she has had and will continue to have an impact on every location where Employer currently conducts and will conduct business. Therefore, Employee acknowledges and agrees that, like her position, this covenant cannot be limited to any particular geographic region.

4.2 Covenant Not to Solicit: Employee agrees that during the terms of her employment and for the one-year period following the termination of her employment for any reason (whether voluntary or involuntary), Employee shall not (i) solicit any of Employer’s employees to work for any Person, (ii) hire any of Employer’s employees to work (as an employee or an independent contractor) for any Person, (iii) take any action that may reasonably result in any of Employer’s employees going to work (as an employee or an independent contractor) for any Person, (iv) induce any patient or customer of Employer, either individually or collectively, to patronize any competing dialysis facility; (v) request or advise any patient, customer, or supplier of Employer to withdraw, curtail, or cancel such person’s business with Employer; (vi) enter into any contract the purpose or result of which would benefit Employee if any patient or customer of Employer were to withdraw, curtail, or cancel such person’s business with Employer; (vii) solicit, induce, or encourage any physician (or former physician) affiliated with Employer or induce or encourage any other person under contract with Employer to curtail or terminate such person’s affiliation or contractual relationship with Employer; or (viii) disclose to any Person the names or addresses of any patient or customer of Employer.

4.3 Confidentiality:

(a) Employee acknowledges and agrees that: (i) in the course of her employment by Employer, it has been and will or may be necessary for Employee to create, use, or have access to technical, business, or customer information, materials, or data relating to Employer’s present or planned business that has not been released to the public with Employer’s authorization, including, but not limited to, confidential information, materials, or proprietary data belonging to Employer or relating to Employer’s affairs (collectively, “Confidential Information”) that come into Employee’s possession by reason of employment with Employer; (ii) all Confidential Information is the property of Employer; (iii) the use, misappropriation, or disclosure of any Confidential Information would constitute a breach of trust and could cause serious and irreparable injury to Employer; and (iv) it is essential to the protection of Employer’s goodwill and maintenance of Employer’s competitive position that all Confidential

Information be kept confidential and that Employee not disclose any Confidential Information to others or use Confidential Information to Employee’s own advantage or the advantage of others.

(b) In recognition of the acknowledgment contained in Section 4.3(a) above, Employee agrees that until the Confidential Information becomes publicly available (other than through a breach by Employee or by anyone else who has a legal obligation to maintain confidentiality), Employee shall: (i) hold and safeguard all Confidential Information in trust for Employer and its successors and assigns; (ii) not appropriate or disclose or make available to anyone for use outside of Employer’s organization at any time, either during employment with Employer or subsequent to the termination of employment with Employer for any reason, any Confidential Information, whether or not developed by Employee, except as required in the performance of Employee’s duties to Employer; (iii) keep in strictest confidence any Confidential Information; (iv) not disclose or divulge, or allow to be disclosed or divulged by any person within Employee’s control, to any person, firm, or corporation, or use directly or indirectly, for Employee’s own benefit or the benefit of others, any Confidential Information; and (v) not become employed by or enter into service with any Person in which he will be obligated to disclose or use any Confidential Information, or where such disclosure would be inevitable because of the nature of the position.

(c) Employee agrees that all lists, materials, records, books, data, plans, files, reports, correspondence, and other documents (“Company material”) used or prepared by, or made available to, Employee shall be and remain property of Employer. Upon termination of employment, Employee shall immediately return all Company material to Employer, and Employee shall not make or retain any copies or extracts thereof.

(d) Employee also agrees that she will not provide advice to any Person concerning Confidential Information. Employee further agrees that if she were to provide advice to any Person concerning the negotiation of any agreements with Employer or if she were to negotiate any agreements on behalf of any Person with Employer, such advice and/or negotiations would involve the inevitable disclosure of Confidential Information.

(e) Employee further agrees that during her employment with Employer and for a one-year period following the termination of Employee’s employment for any reason (voluntarily or involuntarily), Employee shall not conduct or accept business with any of Employer’s suppliers, vendors or customers who had been suppliers, vendors or customers within the twelve months preceding the date of the termination of Employee’s employment with whom Employee had contact (“contact” being defined as interaction between Employee and the supplier, vendor, or customer that takes place to further the business relationship for or receive services from the supplier, vendor, or customer) during Employee’s term of employment with Employer.

(f) Employee shall confirm, in writing, that she is complying with the terms of this provision in response to any inquiry by Employer.

4.4 Enforcement. In the event that any part of this Section 4 shall be held unenforceable or invalid, the remaining parts hereof shall nevertheless continue to be valid and enforceable as though the invalid portions had not been a part hereof. In the event that the area, period of restriction, activity, or subject established in accordance with this Section 4 shall be deemed to exceed the maximum area, period of restriction, activity, or subject that a court of competent jurisdiction deems enforceable, such area, period of restriction, activity, or subject shall, for the purpose of Section 4, be reduced to the extent necessary to render them enforceable.

4.5 Equitable Relief. Employee agrees that any violation by Employee of any covenant in Section 4 will or would cause Employer to suffer irreparable injury, the exact amount of which will be difficult to ascertain. For that reason, Employee agrees that Employer shall be entitled, as a matter of right, to a temporary, preliminary, and/or permanent injunction and/or other injunctive relief, ex parte or otherwise, from any court of competent jurisdiction, restraining any further violations by Employee. Such injunctive relief shall be in addition to and in no way limit any and all other remedies Employer shall have in law and equity for the enforcement of such covenants and provisions. Employee consents and stipulates to the entry of such injunctive relief in such a court prohibiting him from any further violation of the covenants and provisions of Section 4.

Section 5. Miscellaneous.

5.1 Entire Agreement; Amendment. This Agreement represents the entire understanding of the parties hereto with respect to the employment of Employee and supersedes all prior agreements with respect thereto. This Agreement may not be altered or amended except in writing executed by both parties hereto.

5.2 Assignment; Benefit. This Agreement is personal and may not be assigned by Employee. This Agreement may be assigned by Employer and shall inure to the benefit of and be binding upon the successors and assigns of Employer.

5.3 Applicable Law; Venue. This Agreement shall be governed by the laws of the State of Minnesota, without regard to the principles of conflicts of laws. Both parties agree that any action relating to this Agreement shall be brought in a state or federal court of competent jurisdiction located in the State of Minnesota and both parties agree to exclusive venue in the State of Minnesota.

5.4 Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to Employer at its principal office and to Employee at Employee’s principal residence as shown in Employer’s personnel records, provided that all notices to Employer shall be directed to the attention of the Chief Executive Officer, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

5.5 Construction. Each party has cooperated in the drafting and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

5.6 Execution. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Photographic or facsimile copies of such signed counterparts may be used in lieu of the originals for any purpose.

5.7 Legal Counsel. Employee and Employer recognize that this is a legally binding contract and acknowledge and agree that they have had the opportunity to consult with legal counsel of their choice.

5.8 Waiver. The waiver by any party of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any other or subsequent breach of such or any provision.

5.9 Invalidity of Provision. In the event that any provision of this Agreement is determined to be illegal, invalid, or void for any reason, the remaining provisions hereof shall continue in full force and effect.

5.10 Approval by DaVita Inc. as to Form. The parties acknowledge and agree that this Agreement shall take effect and be legally binding upon the parties only upon full execution hereof by the parties and upon approval by DaVita Inc. as to the form of hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date and year first written above.

DAVITA INC.		EMPLOYEE

By	/s/ Kent J. Thiry	/s/ Patricia Jones
	Kent J. Thiry	Patricia Jones
Chairman and Chief Executive Officer

Approved by DaVita Inc. as to Form:

/s/ Steven M. Cooper
Steven M. Cooper
Assistant General Counsel - Labor